UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2011

BankAtlantic Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-13133	65-0507804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 West Cypress Creek Road Ft. Lauderdale, Florida	33309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 954-940-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 1, 2011, BankAtlantic Bancorp, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with BB&T Corporation (“BB&T”) which provides for the sale to BB&T of all of the shares of capital stock of BankAtlantic, the Company’s wholly owned banking subsidiary. Under the terms of the Agreement (and subject to the adjustments described below), the purchase price reflects a deposit premium (the “Premium”) (estimated based on September 30, 2011 balances to be $300.9 million) plus the net asset value of BankAtlantic at the time of closing, as calculated in accordance with the terms of the Agreement. The estimated Premium represents 9.05% of total deposits and 10.32% of non-CD deposits of BankAtlantic at September 30, 2011, and will be increased or decreased at closing by 10.32% of the amount by which the average daily closing balance of non-CD deposits during the ten business day period ending on the business day immediately preceding the closing exceeds or is less than $2.915 billion, provided the Premium will not exceed $315.9 million.

As part of the transaction, BankAtlantic will distribute to the Company specifically identified assets, including certain performing and non-performing loans and tax certificates, real estate owned and related reserves as well as previously written off assets, which in the aggregate were recorded on the balance sheet of BankAtlantic at approximately $623.6 million as of September 30, 2011. At September 30, 2011, the assets to be distributed included approximately $271.3 million of performing loans, $315.2 million of non-performing loans, of which $96.5 million were paying as agreed, $18.7 million in tax certificates, all rights to BankAtlantic’s judgments, previously written off assets and claims (which have an aggregate face amount of approximately $450 million), $83.4 million of real estate owned, and reserves related to these assets totaling $81.9 million. These distributed assets are expected to be held initially in one or more subsidiaries of the Company which will also assume any liabilities related to the distributed assets held by it. The Agreement also provides that at or prior to the closing all intercompany receivables and payables will be satisfied or released.

Under the terms of the Agreement, any difference between the net book value of the assets to be distributed to the Company and the purchase price at the time of closing will be paid in cash. If the difference is a positive number it will be paid by BB&T to the Company and if the difference is a negative number, it will be paid by the Company to BB&T.

The Agreement contains certain representations and warranties on the part of the Company and BB&T which the Company believes to be customary for transactions of this type. The Agreement also contains certain covenants to be complied with by the parties, including to use reasonable best efforts to obtain necessary regulatory approvals and, with respect to the Company, among others, covenants regarding BankAtlantic’s operations during the period between the execution of the Agreement and closing, and covenants not to engage in activities relating to the business of soliciting or accepting deposits competitive with the business of BankAtlantic in Florida for three years following the closing; (but permit the Company to engage in, among other activities, specialty finance, commercial lending and tax certificate investing); solicit or hire, with certain exceptions, any employees of BankAtlantic for 18 months following the closing; not to use the BankAtlantic name; to deposit funds in escrow and pay all previously deferred interest payments and accrued interest to the holders of the Company’s outstanding trust preferred securities and to comply with the terms of its indentures, notes or agreements with creditors.

The Agreement also contains indemnification obligations of each party with respect to breaches of representations, warranties and covenants and certain other specified matters.

The Agreement provides for certain of the Company’s executive officers, as well as other members of senior management of the Company, to receive severance and other payments at the closing. In addition, the Agreement requires that the Company’s “named executive officers,” Alan B. Levan, Chairman and Chief Executive Officer; John E. Abdo, Vice Chairman; and Jarett S. Levan, President, enter into noncompetition and employee nonsolicitation restrictive covenant agreements for a three year term in favor of BB&T similar to the restrictive covenants applicable to the Company under the Agreement.

Closing of the transaction is subject to the receipt of all required regulatory approvals and other closing conditions, including, among others, the absence of any injunction or other legal prohibition on the completion of the transaction, the accuracy of the representations and warranties of the other party (generally subject to a material adverse effect standard), material compliance by the other party with its obligations under the Agreement and the transfer and distribution of the assets and related liabilities to the Company as described above. In addition, BB&T’s obligation to close the transaction is also conditioned upon shareholders of the Company holding shares representing a majority of the outstanding voting power consenting to or approving the Agreement and the transactions contemplated thereby. BFC Financial Corporation, holder of 53% of the Company’s Class A Common Stock and all of the Company’s Class B Common Stock, representing in the aggregate approximately 75% of the total voting power of the Company’s capital stock, executed an agreement with BB&T (the “Support Agreement”), which requires that, with respect to all of its shares, BFC Financial Corporation shall consent to the Agreement and the transactions contemplated thereby. The Support Agreement terminates on the earliest to occur of (i) the termination of the Agreement in accordance with its terms or (ii) the consummation of the transactions contemplated by the Agreement.

The foregoing summary of the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The Agreement and the above description of the Agreement have been included to provide investors and security holders with information regarding the terms of the Agreement. It is not intended to provide any other factual information about the Company or its subsidiaries and affiliates. The Agreement contains representations and warranties of the Company and its subsidiaries made solely for the benefit of BB&T. The representations and warranties are qualified by information in confidential disclosure schedules that the Company delivered to BB&T in connection with signing the Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Agreement. In addition, such representations and warranties may apply standards of materiality in a way that is different from what may be viewed as material by security holders of, or other investors in, the Company. Moreover, the representations and warranties in the Agreement were used for the purpose of allocating risk between the Company, on the one hand, and BB&T, on the other hand. Security holders and investors are not third-party beneficiaries under the Agreement. Accordingly, you should read the representations and warranties in the Agreement not in isolation but only in conjunction with the other information about the Company and its subsidiaries or affiliates that are included in reports, statements and other filings made with the Securities and Exchange Commission, and you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates.

Item 7.01 Regulation FD Disclosure.

On November 1, 2011, the Company issued a press release announcing the execution of the Agreement. The Company has also prepared electronic presentation slides which it intends to use in discussing the transaction with interested parties. Copies of the Company’s press release and electronic presentation slides are attached hereto as Exhibits 99.1 and 99.2, respectively.

In accordance with general instruction B.2 of Form 8-K, the information in this report (including exhibits) that is being furnished pursuant to Item 7.01 of Form 8-K shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933 as amended, except as expressly set forth in such filing. This report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Stock Purchase Agreement, dated as of November 1, 2001, between BB&T Corporation and BankAtlantic Bancorp, Inc.

Exhibit 99.1	Press release dated November 1, 2011

Exhibit 99.2	Electronic presentation slides

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2011	BANKATLANTIC BANCORP, INC.

	By:	/s/ Valerie C. Toalson
Valerie C. Toalson
Executive Vice President — Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Stock Purchase Agreement, dated as of November 1, 2011, between BB&T Corporation and BankAtlantic Bancorp, Inc.

99.1	Press release dated November 1, 2011

99.2	Electronic presentation slides